Exhibit 99.2

Shenandoah Telecommunications Company

Annual Meeting of Shareholders, April 19, 2011

Prepared Remarks

[Slide 1] – Annual Meeting Slide – Introductory Comments – Chris French - CEO

We had a great year in 2010, and it was one in which we made substantial progress on our strategic growth initiatives.  2010 was also an unusually busy year, with many significant events and accomplishments.  The biggest event was our July 30th purchase of the cable television assets of JetBroadband.  At close, the JetBroadband network passed approximately 115 thousand homes and had approximately 66 thousand revenue generating units or RGUs.  The $148 million purchase price was financed by new credit facilities we were able to obtain on favorable terms.

In early October, we announced execution of an agreement to acquire two CATV markets from Suddenlink in Salem, West Virginia and Oakland, Maryland passing more than 7,000 homes and including 3,900 RGUs.

In our wireless segment, in early July we signed an amendment to our current contract with Sprint Nextel to allow Shentel to sell Virgin Mobile and Boost prepaid wireless services.  These prepaid products and services became available in the Shentel wireless service area through Sprint stores owned by Shentel, as well as hundreds of other outlets.  As part of this deal, we also acquired approximately 50,000 existing Virgin Mobile customers in our wireless service area.

These acquisitions are a pretty big step; but, even more important is how well we now execute.  We have much that needs to be accomplished as we make improvements to the networks and the services we offer.  We need to ensure we offer a high level of service that customers both expect and deserve, and that will ultimately lead to improved profitability and greater returns to our shareholders.

To give you a more detailed picture of our progress, I’d ask that Adele now review the details of our financial results for 2010, and then Earle will follow with a review of our operations.

[Slide 2] – Title Slide – Financial Review – Adele Skolits - CFO

This morning I’ll be reviewing Shentel’s financial results, focusing on 2010, but also touching on our longer term performance.

Before we get into some of the numbers, we have disclosures to make regarding forward-looking statements and our use of non-GAAP financial measures.  [Slide 3]  The first discloses that our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events.  The second [Slide 4] points out that some of the performance metrics we discuss are not determined in accordance with generally accepted accounting practice, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

As Chris mentioned, we are pleased with our 2010 results.  [Slide 5a]  Here you can see that net income on a consolidated basis was $18.1 million, a growth of $3 million between 2009 and 2010.  As we have discussed in previous meetings, we recorded a non-cash impairment charge in our discontinued Converged Services operation of $10.7 million, after taxes, in 2009.  After excluding the results of the discontinued Converged Services operation, [Slide 5b] net income from continuing operations dropped from $25.1 million in 2009 to $18.7 million in 2010.  This drop is the result of some significant non-recurring costs we incurred and the investments we made in acquiring new customers to grow the business which I’ll discuss in more detail in a moment.  However, [Slide 6] it is important to note that despite this, our net income has grown at a compound annual rate of 6% and our net income from continuing operations at a compound annual rate of 14% over the last ten years.

Several significant events affected earnings in 2010.  While the biggest impacts relate to our substantial investments in growth, they also represented significant steps forward for our company’s long term future.  [Slide 7]  On July 30th we closed on the acquisition of the cable assets of JetBroadband incurring transaction costs of $1.8 million, after taxes.  In the wireless business, the cost of acquiring new prepaid customers since launching this service, along with the amortization of purchase price of the initial 50,000 customers we acquired from Sprint Nextel, resulted in losses of $.4 million after taxes from the prepaid business.  The long anticipated closing of our defined benefit pension plan and the distribution of its assets occurred in the second quarter of 2010, resulting in $2.3 million of after tax costs.  And finally, we successfully sold our Telephone Directory business in the third quarter of 2010, realizing a gain of $2.4 million after tax.

We have been growing rapidly, and as a result, our financial statements look very different from year to year.  Because of this, I’d like to walk you through an overview of the major parts of our income statement so you can see how this growth is affecting our financial results.

This slide [Slide 8] shows our revenue growth over the past ten years. Over this time period revenues have grown four and a half times.  In reviewing this history it is important to understand that we changed the method of accounting for revenues in 2007.  At that time we condensed many income and expense items previously settled separately into a single net fee to Sprint Nextel.  Those income and expenses items we recorded in separate line items of the financial statements through 2006.  In 2007 we reflected the net fee as a reduction of revenues.  That is why you see the sharp drop in 2007.

To grow revenues and support our larger customer base, we also have to incur increased operating costs.  This slide [Slide 9] gives you an idea of what our most significant expenses are.  Costs of goods and services sold includes the wireless phones we sell at a discount below our cost to help acquire new customers, cable programming and royalty fees, and the operating costs of the network we use to provide adequate bandwidth to our customers.  These costs grow whenever we grow our customer base and expand and enhance our networks.  Selling General and Administrative costs include the costs to acquire new customers such as sales commissions, advertising and other marketing costs as well as customer care and back office functions such as Finance and Information Technology.  Selling costs rise as the number of new customers increase.  As Earle will review in a moment we have had tremendous growth in the number of new customers in the last year.  Customer Care costs are incurred as we service our customers, handling their inquiries, processing service orders and our billing and collection functions.  These costs rise with the increases in the number of customers we support.  Depreciation and amortization represents the portion of our investment in long lived assets related to the current year, and these costs have grown as we have upgraded and expanded our networks and acquired customer contracts from other companies.

Although not the largest expense item, there has been a significant increase in interest expense due to the additional debt we incurred to finance our expansion.  This slide [Slide 10] gives you a feel for the amount of debt we now have, relative to the operating cash flow we generate from our businesses. Our level of debt is now 2.4 times our operating cash flow.  The average for the telecommunications industry is in excess of 3 times operating cash flow.  When we were investing significantly in our wireless business ten years ago the level of debt was far greater at nearly 4.5 times cash flow.  Given this, our current level of debt is quite manageable.

Earnings per share from continuing operations, shown on this slide, [Slide 11] were $.79.  This measure excludes the results of the discontinued Converged Services operation.  Continuing Operations was affected by the significant expenses required to support the growth in our Wireless and Cable businesses which I discussed earlier, and you can see the impact of the large initial costs we incur as we have been aggressively expanding our businesses.

On a total basis, earnings per share, shown on this slide, [Slide 12] increased to $.76 for 2010.  This is an increase of 19 percent over 2009, which was the year we recorded the write down on our investment in Converged Services.

Our continued profitability and our long-term growth in earnings [Slide 13] supported another increase in dividends.  Dividends were $.33 per share in 2010, up from $.32 in the previous year.  Since the year 2000, the dividend has been increased at a compound annual rate of 11.6%.  This marks the fourteenth consecutive year of dividend increases; and, your company has continually paid a dividend every year since the first dividend was declared and paid in 1960.

We have a lot of moving parts on our financial statements, due to both our growth and the various changes happening within our major segments.  The next two slides will go into greater detail with respect to the changes driving the wireless and cable segment’s results.  My focus on these slides will be on the items impacting the segment’s Operating Income Before Depreciation and Amortization, a measure referred to as “OIBDA”.

Here are the significant changes [Slide 14] to the wireless operation’s results when comparing 2010 to 2009.  We were able to continue growing our base of postpaid customers.  The 6% growth in the average number of those customers resulted in a $5.9 million increase in the postpaid service revenues.  The new prepaid customers, both the base we purchased and the new customers we added through our sales efforts, generated $5.6 million of incremental prepaid revenues.

In the middle of 2010, we had an increase in the service fee rate we pay to Sprint for the support of postpaid customers.  This rate increased from 8.8% to 12% effective June 1, 2010.  The effect of this rate increase was a reduction in our wireless net revenues of $2.4 million in 2010.

We added 17,000 additional prepaid subscribers after the initial acquisition of the 50,000 Virgin Mobile subscribers.  The incremental handset subsidies, sales commissions and other costs associated with these 17,000 new customers drove prepaid customer acquisition costs up by $4.9 million in 2010.  Finally, we continued to enhance our wireless network, adding to our capacity and expanding coverage.  These investments increased our network operating costs by $2.5 million.

In the Cable segment, [Slide 15] adding new customers, along with the JetBroadband acquisition, drove increases in video, internet and voice revenues.  These are shown in the first three bars on this slide.  On a combined basis they reflect a revenue increase of $19.8 million.

The growth in customers comes with an increase in costs related to acquiring them.  This resulted in an increase of $5.6 million in acquisition costs in 2010.

While adding customers is a good thing, it causes us to incur increased costs for the programming and content we provide.  These costs increased by $5.8 million last year, primarily driven by the increase in our customer base, but also due to increases in per customer fees called for in our programming contracts.

Finally, our network and backhaul costs increase as we upgrade our networks to provide enhanced video services and ensure we can offer a robust internet connection to customers.  These investments and improvements resulted in network and backhaul costs increasing by $5.9 million in 2010.

I’ve talked about a lot of different numbers this morning, but one of the key measures for shareholders is the total return on your investment.  As you can see on this slide, [Slide 16] we continue to deliver solid long term returns for our shareholders.  The total return to our shareholders from holding our stock for the past five years (shown as the blue line on this slide) has continued to outpace both the broader NASDAQ market index and the NASDAQ Telecommunications index.

The chart represents the value you would have had at the end of 2010 if you had invested $100 in Shentel stock at the end of 2005 and reinvested all dividends.  By the end of 2010, that original $100 was worth $152, a compound annual growth rate of about nine percent.  You can see that this return exceeds the returns of the benchmark indexes, showing that your investment performed better than those comparisons.

I will turn the podium over to Earle now to go into greater depth on some of the operating factors driving our results.

 [Slide 17] – Title Slide – Operation Review – Earle MacKenzie - COO

Thank you Adele

Good Morning

I am pleased to report that even with the headwinds of a weak economy, we continued to have strong customer growth in 2010.  I would like to provide you a point of reference related to the size of our customer base.  At the end of 2010 we had over 400,000 customers, with the vast majority outside of Shenandoah County.  As a comparison, at the end of 2005, we had approximately 175,000 customers.  So in just 5 years we have more than doubled the size of our customer base.

[Slide 18]  I will start with our wireless segment.  In July 2010, we signed an amendment with Sprint to sell their prepaid brands of Virgin Mobile and Boost in our Affiliate area.  Prepaid is the fastest growing segment in wireless but until July we were not able to participate.  There were already 50,000 prepaid Virgin Mobile customers in our area, so as part of the amendment; we purchased those customers from Sprint for $138 each.  This slide shows the addition of the 50,000 purchased prepaid customers as of July 1st.

During 2010, our total wireless customers grew to 303 thousand. At year end, we had 236 thousand postpaid and 67 thousand prepaid wireless customers. We have doubled the number of wireless customers in 4 years and continued our pattern of having positive customer growth in every quarter since becoming a Sprint PCS Affiliate.

[Slide 19]  This slide show the number of net wireless customers added in 2009 and 2010.  These numbers are the net of the gross sales minus the customers that left us during the year.  Approximately 2% of our customers disconnect or transfer their service to another wireless operator each month.  In the industry, this is referred to as churn.  Our churn rate was lower at 1.9% in 2010 compared to 2.1% in 2009, so we realized an increase in postpaid net adds for 2010 on about the same number of gross sales.
We had strong demand for the prepaid service and added 17 thousand net new customers in the last six months of 2010.  These results gave us a total of 29,950 net new customers in 2010, the second best year since entering the wireless business.  We saw a continuation of this growth pattern in the first quarter of 2011.

I would like to take a moment to show you how we compare to other wireless companies.  [Slide 20]  This slide shows some key stats for Shentel and our competitors.  The top line is the number of people that are covered by their service, or “covered POPS”.  For example, Verizon covers 292 million people in the United States.  Shentel covers just over 2 million.  The second line shows in thousands the number of net customers added or lost during the year.  The red numbers show a net loss of customers during the year.  As you can see, not all wireless companies are growing like Shentel.  The third line is the number of customers each company had as of the end of 2010.  The bottom line is their penetration or what percent of their covered POPS has their service.  I have listed the companies across the page based on their penetration rate.  The company with the highest penetration is Verizon with 30%.  You see that Shentel’s penetration rate of 14.8% puts us just below Sprint but ahead of US Cellular, Alltel, T-Mobile and nTelos.  You see that our penetration rate is twice that of nTelos.

This chart shows that overall, Shentel compares very well within the wireless industry.

Let me take a few moments to talk about Sprint.  In the past we have expressed concerns about their results.  In 2010, Sprint continued to make improvements.  In the fourth quarter of 2010, Sprint had positive customer adds in both postpaid and prepaid.  They have made significant improvements in their customer service and now compare favorably with the largest companies.  They have rolled out 4G advanced data services to over 35% of their covered POPs through their partnership with Clearwire and have introduced some very exciting new phones.  They are a much stronger partner than they have been in the past few years.

Sprint has announced they will undertake a major upgrade to their network over the next few years.  They estimate they will spend $5 billion dollars and will realize up to $10 billion dollars of operating savings over a 5 year period.  At this time, we are continuing to learn more about Sprint’s plans and how they may affect our existing contract, our network and the investment needed to remain a seamless part of the Sprint national network.  We believe we will be able to work with Sprint during the year to obtain this visibility and make the mutually beneficial decisions necessary to be able to best serve our customers and shareholders.

[Slide 21] The next slide shows the average monthly gross billed revenue for postpaid and prepaid customers.  The average monthly postpaid revenue decreased by 49 cents from 2009 to 2010, but the average amount the customer is spending on data services increased by $2.57.  The trend continues to shift from voice to data as customers use their phones for so much more than just making a phone call.  On the right side of the slide is the average gross billing for our prepaid customers.  Our average prepaid customer spent $17.60 per month.  Since we have only been selling prepaid wireless services since July, this represents the last six months of 2010.  We are not able to separate the prepaid usage between voice and data.  The profiles of a prepaid and postpaid wireless customer are very different.  The prepaid customer is generally younger and has weak or no credit history.

[Slide 22] The purpose of this slide is to reconcile the gross billed revenue to the net revenue we report on our financial statements.  Our agreement with Sprint provides for them to keep 20% of postpaid revenue for the services they provide such as use of their spectrum, billing, customer service and national distribution, which represented $24.8 million in 2010.  Even with the current economic downturn, our bad debt expense decreased year over year.  We believe that it is a result of our credit policy and shows that most customers see their wireless service as a necessity and make paying their wireless bill a priority.  As a result of strong customer growth, we realized an increase of nine percent in net wireless revenue.

I would like to move to our cable segment.  [Slide 23] As Chris mentioned, this has been a pivotal year for our expansion into cable.  As you recall, we purchased service areas in Virginia and West Virginia from Rapid Communications in December 2008, which is shown in blue.  We announced a two year plan to upgrade the systems to offer the triple play of video, Internet and voice.  In the middle of 2010 we launched voice services and in December 2010, we completed that upgrade commitment.  As a result of the upgrades, in 2010 we saw a 45% increase in Revenue Generating Units in the former Rapid markets.  A Revenue Generating Unit, or RGU, is a term used in the cable industry.  Video service, data service or voice service are each counted as a Revenue Generating Unit.  So if a customer purchases voice, video and internet from us, we would have one customer but count three RGUs.

In July, we closed on the acquisition of JetBroadband that was discussed at last year’s shareholders meeting, shown in green.  The transition has gone well.  The Jet employees have integrated into Shentel, we have converted the Jet customers to our billing platform and back office and the upgrade of those systems has begun.  Work to upgrade the systems will continue throughout 2011 and should be completed by the middle of 2012.  The upgrades consist of replacing damaged cable, installing back up power sources, upgrading the capacity by changing out the electronics and testing the systems to assure a high quality signal to each home.  We successfully completed our first upgrade in Farmville, Virginia earlier this month.

In December 2010, we acquired systems in Salem, West Virginia and Oakland, Maryland from Suddenlink, shown in orange.  Suddenlink is a much larger cable operator with systems in a number of states, including West Virginia.  This was a small tuck in acquisition passing about 7,000 homes.  We plan to upgrade these systems by late 2011.

In 2010, we worked very hard at building a positive image for Shentel in these new cable markets.  These communities have had many cable providers over the years, with each one promising improvements and in most cases not following through.  For example, the first time I met our new employees in Radford, Virginia, I asked them how long they had worked for the cable company.  One employee replied 33 years and another 32.  They then told me that during that time, they had worked for 13 different companies.  You can see why people in these communities may not believe the new company is going to take the long-term view and build a quality network.

We intend to show that these communities can believe in Shentel.  We have opened new stores, spent money on neglected maintenance, started to upgrade the systems, and improved the customer service experience.  We have made great progress, but we have a long way to go to meet the goals of providing a positive customer experience all of the time.  Our trouble indexes are well above the levels here in Shenandoah County, but we are seeing progress each month as we make improvements in the networks and spread the Shentel service culture to our new employees.

This slide [Slide 24] shows the growth of RGUs by acquisition and sales activity from the end of 2008 when we purchased the Rapid systems to the end of 2010.

The first bar on the left shows the existing cable customers we had in Shenandoah County and the RGUs we purchased from Rapid in 2008.  The second bar reflects the RGUs we sold to Armstrong Utilities in late 2009 and the growth we had in the year.  As a result of selling 1,800 RGUs to Armstrong, we ended 2009 with fewer total RGUs.  The third bar shows the activity for 2010.  We started the year with 24,900 RGUs, we purchased 65 thousand from JetBroadband, 4 thousand from Suddenlink and our sales organization added ten thousand new RGUs.  We ended the year with over 104 thousand RGUs.  The numbers beside the top of the bar on the right show the breakdown of the ten thousand net RGUs we added in 2010.  We added 500 net video RGUs, 6,100 data RGUs and 3,400 voice RGUs.  The results show that voice and Internet were the most popular products for new sales.  As we upgraded the systems, it was the first time these communities had an option for these additional services.

The next slide [Slide 25] provides information about how many homes we pass where we could offer video, Internet and voice as of year-end 2009 and 2010.  For example, as of the end of 2009 we could offer video to 56 thousand homes, Internet to 26 thousand homes, but we were not able to offer voice or telephone services to any of our potential customers.  With the combination of upgrading our systems and our acquisitions, we were able to offer all these services to substantially more potential customers by the end of 2010.  The penetration percentages represent how many of the homes passed were taking that service from Shentel.  The decrease in the video penetration rate in 2010 is a result of the Jet systems being lower penetrated than the systems that Shentel owned at the end of 2009.  For comparison, I have shown an average industry penetration for video, Internet and voice.  As the slide shows, in every case, we are well below the industry average.  We see this as an opportunity.  We have no reason to believe that over the next few years we won’t be able to narrow that gap and meet or exceed these industry levels.

[Slide 26] Our wireline segment, which consists of the local telephone operations in Shenandoah County and our fiber network, continues to provide a solid contribution to our cash flow.  We continue to see a gradual decrease in wireline telephone customers.  As a reminder, the increase in 2009 was due to the acquisition of approximately 1,000 telephone access lines from North River Telephone Cooperative.  Again this year, we saw less than a 3% decrease in telephone access lines.  For a comparison, the telephone industry lost over 11% of their access lines in 2010, after a loss of almost 12% in 2009.  We expect the loss of access lines will continue as younger consumers increasingly use only a wireless phone for their communications, but we expect our losses to continue to be below the industry average.

As a result of a bill pushed by Verizon and passed by the General Assembly of Virginia in 2010, at the end this year we will be having the first of three annual local rate increases to offset reductions in access charges that are currently being paid to Shentel by long distance companies.  Access charges are payments by long distance companies for them to use our networks to originate or complete long distance calls to our local customers.  The new law requires Shentel to decrease the billings to the long distance companies and provides for Shentel to collect the revenue shortfall from our local customers.  We anticipate we will have to increase our rates by $2 or more per year for the next three years to recover this lost revenue.  The increase in our local rates will not generate additional revenues, but will simply be a replacement for revenues we are currently collecting from the long distance companies for their use of our networks.

An area of growth in our wireline segment continues to be our high speed Internet service provided by DSL.  [Slide 27] This slide shows the growth in DSL customers and the loss of dial-up customers over the past four years.  Today over 50% of the access lines in Shenandoah County chose to use our high speed Internet service.  We continue to make investments to meet our customers’ demand for higher speeds and to add more redundancy to improve our service reliability.

One area of growth within our wireline segment is the sale of capacity on our fiber networks to enterprise customers.  Our fiber networks have always been a strategic asset to support the other segments of our company, but there is a growing demand for capacity by industry and governments.  For example, we recently won a five year contract to provide Internet access to all of the schools in Rockingham County valued at over $1 million.

Although our wireline business is not experiencing the same significant growth as our other segments, we continue to make investments in the local network to be able to provide our customers with state of the art service.  In 2011, we will retire the local telephone switch that has served us well for over 30 years.  The conversion to a new IP based switch has been occurring since early 2010 and will be completed later this year.  The upgrade has gone well with minimal issues for our customers.

My last slide [Slide 28] shows our capital expenditures for the past three years and our projected capital expenditures for 2011.  The significant expenditures in the past three years mirrored our growth areas.  The investment in wireless, shown in red, for 2008 and 2009 was to complete the build out of our wireless footprint, primarily in Pennsylvania to remain competitive with other wireless providers.  The wireless expenditures in 2010 and 2011 are for capacity to keep up with growing demand.

The significant jump in capital expenditures for cable, shown in green, for 2009, 2010 and 2011, are for the announced upgrades of the cable systems we purchased from Rapid, Jet and Suddenlink.  As I shared earlier, we expect all of the upgrades on our existing cable systems will be completed by the middle of 2012.  At that point, additional investment in these systems will be a result of customer growth.

The orange segments are for the wireline expenditures.  The major projects have been the upgrade and improvements in our DSL network, the upgrade to the new telephone switch and the expansion of our fiber network to lower our operating expenses, increase capacity and to sell services to third parties.

I will now turn the podium back to Chris.  Thank you.

[Slide 29]